As filed with the Securities and Exchange Commission on April 2, 2021

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________________

SPAR Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0684451
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1910 Opdyke Court Auburn Hills, MI 48326	48326
(Address of Principal Executive Offices)	(Zip Code)

_______________________________

2020 STOCK COMPENSATION PLAN

of

SPAR GROUP, INC.

and

SPAR GROUP, INC. NONQUALIFIED STOCK OPTION CONTRACT, DATED AUGUST 31, 2020

and

SPAR GROUP, INC. NONQUALIFIED STOCK OPTION CONTRACT, DATED FEBRUARY 22, 2021

(Full title of the plan)

_______________________________

Fay DeVriese, Chief Financial Officer, Treasurer and Secretary 1910 Opdyke Court, Auburn Hills, MI 48326 (248) 364-7727 (Name, address and telephone number, including area code, of agent for service)	With a copy to: Lawrence David Swift, Esquire General Counsel 1910 Opdyke Court, Auburn Hills, MI 48326 (248) 364-7727

_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

_______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	565,000 (1)	$1.55	$875,750	$95.54
Common Stock, par value $0.01 per share	135,000 (2)	$1.44 (3)	$194,400	$21.21
Common Stock, par value $0.01 per share	200,000	$0.85(4)	$170,000.00	$18.55
Common Stock, par value $0.01 per share	630,000	$1.90(5)	$1,197,000.00	$130.59
Total:	1,530,000		$2,437,150.00	$265.89

(1)

Represents 565,000 shares of common stock of the Corporation, $0.01 par value per share ("SGRP Shares"), purchasable under options granted on February 4, 2021, pursuant to the 2020 Stock Compensation Plan of SPAR Group, Inc. (the "2020 Plan"). The proposed maximum offering price per share is based upon the designated exercise price per share of the stock option calculated at fair market value on February 4, 2010, is $1.55.

(2)

Represents 135,000 additional SGRP Shares available under the 2020 Plan purchasable under options that may be granted before May 1, 2021 (when the 2020 Plan expires). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover such indeterminate number of additional shares as may be issued under the Plan as a result of the anti-dilution provisions contained therein.

(3)

Estimated solely for the purposes of calculating the registration fee under Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low sales prices of a share of common stock of the Corporation, which average was $1.44 as reported on the Nasdaq Capital Market on March 30, 2021, which is within five business days prior to the filing date of this registration statement.

(4)

The proposed maximum offering price per share is based upon the designated exercise price per share of the stock option for 200,000 SGRP Shares as stated in the SPAR Group, Inc. Nonqualified Stock Option Contract, dated August 31, 2020, between the Registrant and Fay DeVriese, which was calculated on that date at fair market value and is $0.85.

(5)

The proposed maximum offering price per share is based upon the designated exercise price per share of the stock option for 630,000 SGRP Shares as stated in the SPAR Group, Inc. Nonqualified Stock Option Contract, dated February 22, 2021, between the Registrant and Mike Matacunas, which was calculated on that date at fair market value and is $1.90.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 respecting the 2020 Stock Compensation Plan of SPAR Group, Inc. (the "Plan"), will be sent or given to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission ("SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by SPAR Group, Inc. ("SGRP", the "Corporation" or the "Registrant") with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein:

1.	SGRP's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021.;

2.

SGRP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, filed with the SEC on June 29, 2020, August 14, 2020, and November 16 2020, respectively, and SGRP's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2020, filed August 18, 2020;

3.

SGRP's Current Reports on Form 8-K filed with the SEC on March 29, 2021, February 16, 2021, January 22, 2021, January 11, 2021, January 5, 2021, December 30, 2020, December 30, 2020, August 19, 2020, July 31, 2020, July 21, 2020, June 5, 2020, June 5, 2020, May 21, 2020, May 21, 2020, May 14, 2020, May 12, 2020, May 4, 2020, May 4, 2020, May 1, 2020, April 17, 2020, April 2, 2020, March 18, 2020, and January 7, 2020 and SGRP's Amendments to Current Reports on Form 8-K/A filed with the SEC on June 8, 2020 and June 8, 2020;

4.	SGRP's definitive Proxy Statement respecting the Second Special Meeting filed with the SEC on December 10, 2020;

5A.	SGRP's definitive Proxy Statement respecting the May 2021 Annual Stockholder Meeting to filed with the SEC in April 2021

5B.	SGRP's definitive Proxy Statement/Information Statement respecting the Annual Stockholder Meeting filed with the SEC on May 1, 2020;

6.	SGRP's definitive Proxy/Information Statement respecting the First Special Meeting filed with the SEC on April 3, 2020;

7.	SGRP's definitive Information Statement respecting the Written Stockholder Consents filed with the SEC on February 2, 2021;

8.	Any other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since January 1, 2020;

9.

The description of the Common Stock contained in SGRP's Registration Statement on Form 8-A filed with the SEC on February 22, 1996, including any amendment or report filed for the purpose of updating such description; and

10.

All documents filed after the date hereof (and prior to filing a post-effective amendment hereto that either expressly states there are no remaining unsold securities or deregisters all remaining unsold securities) by SGRP, the Plan, the SPAR Group, Inc. Nonqualified Stock Option Contract, dated August 31, 2020 or the SPAR Group, Inc. Nonqualified Stock Option Contract, dated February 22, 2021, with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those "furnished" (rather than "filed") with the SEC pursuant to the applicable form).

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated herein by reference.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Corporation's Certificate of Incorporation, as amended, eliminates the liability of all directors to the Corporation and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the maximum extent such liability can be eliminated or limited under the Delaware General Corporation Law, as amended (the "DGCL"), which applies to the Corporation as a Delaware corporation. The DGCL permits a certificate of incorporation to include a provision eliminating such personal liability of its directors, and such elimination is effective under the DGCL, except that such liability currently may not be eliminated or limited under the DGCL: (i) for any breach of their duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The Restated By-Laws (unchanged in this regard by the latest restatement) provide that the Corporation must indemnify each of its current and former directors, executive officers and other designated persons (including those serving its affiliates in such capacities at the Corporation's request), and may in the Board's discretion indemnify the other current and former officers, employees and other agents of the Corporation, against expenses (including attorneys' fees), damages, liabilities, payments, settlements, judgments, awards, fines, penalties, fees, charges, or costs actually and reasonably incurred or suffered in connection with any threatened, pending or completed action, suit, arbitration, mediation, investigation or proceeding, or portion thereof, against them in such capacity to the fullest extent permitted by DGCL. The Restated By-Laws also provide that the Corporation must advance the expenses (including attorneys' fees) actually and reasonably incurred by any director in defending any such action, suit or proceeding in advance of its final disposition, subject to such person's agreement to the extent required by the DGCL under the circumstances to reimburse the Corporation if such person is not entitled to indemnification. The Restated By-Laws and these mandatory indemnification provisions were approved and recommended by the Governance Committee and adopted by the Board of Directors of the Corporation in order to conform to the current practices of most public companies and to attract and maintain quality candidates for its directors and management, and are included in the Restated By-Laws (see above). A current copy of the Restated By-Laws is posted and available to stockholders and the public on the Corporation's web site (www.sparinc.com).

Section 145 of the DGCL provides that the Corporation (as a Delaware corporation) has the power to indemnify under various circumstances anyone who is or was serving as a director, officer, employee or agent of the Corporation or (at its request) another corporation, partnership, joint venture, trust or other enterprise, which includes indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), but only if: (i) such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation; (ii) in the case of any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful; and (iii) in the case of any suit by or in the right of the Corporation in which the person is adjudged to be liable to the Corporation, the applicable court determines such person is nevertheless fairly and reasonably entitled to such indemnification under the circumstances. Section 145 of the DGCL also permits the Corporation to pay or advance the expenses (including attorneys' fees) actually and reasonably incurred by any such person in defending any such action, suit or proceeding, and requires that the Corporation indemnify such person for such unpaid expenses upon a successful defense of such action, suit or proceeding.

The Corporation maintains director and officer liability insurance that (subject to deductibles, maximums and exceptions) covers most liabilities arising out of the acts or omissions of any officer, director, employee or other covered person, both for the benefit of the Corporation and the direct benefit of its directors and officers, regardless of whether the Restated By-Laws or DGCL Section 145 would permit indemnification of the matters covered by such insurance. The Restated By-Laws (and DGCL Section 145) expressly permit the Corporation to secure such insurance and expressly provide that their respective indemnification provisions are not exclusive of any other rights to which the indemnified party may be entitled, including such insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Corporation files herewith or incorporates by reference the exhibits identified below:

Exhibit Number	Exhibit Description

4.1

Certificate of Incorporation of SPAR Group, Inc. (referred to therein under its former name of PIA Merchandising, Services, Inc.), as amended, incorporated herein by reference to the Corporation's Registration Statement on Form S-1 (Registration No. 33-80429), as filed with the SEC on December 14, 1995, and the Certificate of Amendment filed with the Secretary of State of the State of Delaware on July 8, 1999 (which, among other things, change the Corporation's name to SPAR Group, Inc.), (incorporated by reference to Exhibit 3.1 to the Corporation's Quarterly Report on Form 10-Q for the 2nd Quarter ended July 2, 1999, as filed with the SEC on August 16, 1999).

4.2

Amended and Restated By-Laws of SPAR Group, Inc., as amended through May 13, 2020 (incorporated by reference to Exhibit 3.3 to the Corporation's Quarterly Report on Form 10-Q filed with the SEC on June 29, 2020).

4.3

2020 Stock Compensation Plan of SPAR Group, Inc., incorporated by reference herein from Annex B to SGRP's definitive Proxy Statement respecting the Second Special Meeting filed with the SEC on December 10, 2020.

4.4	Nonqualified Stock Option Contract, between SPAR Group, Inc. and Fay DeVriese, dated August 31, 2020 (as filed herewith).

4.5	Nonqualified Stock Option Contract, between SPAR Group, Inc. and Mike Matacunas, dated February 22, 2021 (as filed herewith).

5.1	Opinion of Foley & Lardner LLP dated April 2, 2021 (as filed herewith).

23.1	Consent of BDO USA, LLP dated April 2, 2021 (as filed herewith).

23.2	Consent of Foley & Lardner LLP dated April 2, 2021 (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

_____________________________________________

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, Michigan, on or as of March 31, 2021.

SPAR Group, Inc.

By:	/s/ Mike Matacunas
Mike Matacunas
Chief Executive Officer and President (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Kori Belzer and Fay DeVriese and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on or as of March 31, 2021, in the capacities indicated.

Signature	Title

/s/ Mike Matacunas	Chief Executive Officer, President and Director
Mike Matacunas	(Principal Executive Officer)

/s/ Fay DeVriese	Chief Financial Officer, Treasurer and Secretary
Fay DeVriese	(Principal Financial Officer and Principal Accounting Officer)

/s/ Arthur H. Baer	Director and Chairman of the Board
Arthur H. Baer

/s/ Igor Novgorodtsev	Director and Vice Chairman of the Board
Igor Novgorodtsev

/s/ William H. Bartels	Director
William H. Bartels

Director
Peter W. Brown

/s/ Jeffrey A. Mayer	Director
Jeffrey A. Mayer

Director
Panagiotis ("Panos") N. Lazaretos

Director
Robert G. Brown

/s/ James R. Brown Sr.	Director
James R. Brown Sr.